EXHIBIT 10.2

FORM OF THE CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into by and between Wal-Mart Stores, Inc., a Delaware corporation, and its subsidiaries and affiliates (collectively, “Walmart”), and WSS Consulting LLC, a Delaware limited liability company (“Consultant”). This Agreement is entered into in connection with William S. Simon’s separation from employment with Walmart, effective August 8, 2014 (the “Effective Date”), as contemplated by a Retirement Agreement entered into by and between William S. Simon (a principal of Consultant) and Walmart dated July 23, 2014 (the “Retirement Agreement”). This Agreement is executed in consideration of the Retirement Agreement, and shall be interpreted consistent with the Retirement Agreement. If any provision of the Retirement Agreement shall conflict with any provision herein, the Retirement Agreement shall govern.

ARTICLE 1. TERM AND TERMINATION OF AGREEMENT

Section 1.1. TERM. This Agreement will become effective on August 9, 2014 and will terminate on January 31, 2015 (the “Consulting Period”). This Agreement may be extended upon prior written approval of both parties, which shall constitute an extension of the Consulting Period.

Section 1.2 TERMINATION UPON BREACH. Notwithstanding Section 1.1, this Agreement may be terminated by either party upon written notice to the other party in the event that the party receiving notice materially breaches this Agreement or the Retirement Agreement and fails to cure such breach within 10 days after written notice of such breach.

Section 1.3 TERMINATION FOR CONVENIENCE. Either party may terminate this Agreement without cause upon providing the other party fifteen (15) days written notice; provided, however, that if Walmart terminates this Agreement under this Section 1.3 prior to the expiration of the Consulting Period, then the monthly retainer amount shall be paid to Consultant on the same payment schedule through the balance of the Consulting Period that would have been part of the term of this Agreement, but for the termination by Walmart hereunder.

ARTICLE 2. SERVICES TO BE PERFORMED BY CONSULTANT

Section 2.1. SPECIFIC SERVICES. Consultant will provide consulting services to Walmart upon the request of Walmart and at such times as may be reasonably requested by Walmart, subject to the terms and conditions contained herein. Specific services to be performed by Consultant may be set forth in a Statement of Work to be attached hereto as Exhibit A, which Statement of Work may be modified from time to time during the Consulting Period by mutual agreement of the parties hereto.

Section 2.2. AMOUNT OF SERVICE. Consultant agrees to devote sufficient time to complete performance of the services described herein and agrees that William S. Simon will be available to provide such services; provided, however, that the amount of time spent by William S. Simon providing consulting services for Walmart pursuant to this Agreement is expected to be less than twenty percent (20%) of the average level of services performed over the immediately preceding thirty-six (36) month period by William S. Simon in his capacity as an associate of the Walmart.

Section 2.3. PERFORMANCE.

(a) METHOD OF PERFORMANCE. Consultant will determine the method, details, and means of performing the above described services under this Agreement. Consultant shall report, in a form reasonably acceptable to Walmart, the extent and nature of the activities being performed under the terms of this Agreement on a quarterly basis or as otherwise requested by Walmart. Consultant shall perform all services with professional diligence and skill, using sound practices in accordance with generally accepted industry standards. All services are to be personally performed by Consultant, and may not be delegated, assigned or subcontracted to any other person for any reason without Walmart’s prior written consent.

(b) NO ASSIGNMENT. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Consultant without the prior written consent of Walmart, except as provided herein. If Walmart consents to the subcontracting of all or part of Consultant’s duties under this Agreement to a third party, Consultant’s subcontractor must agree in writing to be bound by all terms of this Agreement prior to performing services, and Consultant shall be responsible for the actions of such subcontractor. Walmart reserves the right to assign this Agreement to any current or future parent, affiliate, or successor company of Walmart.

Section 2.4. WORK PRODUCT OWNERSHIP. Subject to any third party rights in licensed elements approved by Walmart, all written materials, documentation, electronic files, data, videos, media, designs, inventions and/or other work product, including any adaptations thereof (collectively, “Work Product”) developed by Consultant (and/or Consultant’s principals, partners, members, employees, subcontractors and agents) on Walmart’s behalf, or developed using Walmart’s Confidential Information, are and shall be the sole and exclusive property of Walmart. Consultant agrees that the Work Product is specially ordered or commissioned by Walmart and constitutes works made for hire authored by Walmart under 17 U.S.C. §101. To the extent that any of the Work Product is not works made for hire, Consultant hereby conveys, grants, and assigns to Walmart all right, title and interest worldwide in and to such Work Product, all physical elements thereof, all intangible rights thereto, and all contractual rights and obligations relating thereto, for all uses and purposes whether now known or hereafter created. Consultant agrees that Consultant (and Consultant’s principals, partners, members, employees, subcontractors and agents) shall have no proprietary interest in any such Work Product. Consultant represents, warrants and covenants that no Work Product produced by Consultant under this Agreement or methods or processes used by Consultant in performing services under this Agreement, will infringe the rights of any third party under the intellectual property and similar laws of the United States, any state or foreign country (including without limitation rights and laws related to copyrights, patents, trademarks, service marks, trade secrets and rights of publicity). Notwithstanding the foregoing, Consultant shall retain ownership of Consultant’s pre-existing proprietary concepts and methods and, to the extent embodied in any Work Product, hereby grants Walmart a non-exclusive, perpetual license to such concepts and methods to the extent embodied in the Work Product. The provisions of this Section 2.4 shall survive expiration or termination of this Agreement. For avoidance of doubt, Consultant shall retain ownership of written materials, documentation, electronic files, data, videos, media, designs, inventions and/or other work product, including any adaptations developed by Consultant (and/or Consultant’s principals, partners, members, employees, subcontractors and agents) that are not: (i) made on Walmart’s behalf; and (ii) developed using Confidential Information (as defined in the Retirement Agreement).

Section 2.5. DELIVERY OF WORK PRODUCT AND RETURN OF INFORMATION. Following written request made by Walmart, Consultant shall provide all documentation and other work product referenced in Section 2.4. This shall include return of any information provided to Consultant by Walmart which formed the basis of the Work Product including Confidential Information (Section 5.2). Consultant shall have 15 business days from receipt of the request to provide the information. The information shall be provided in the format in which it was maintained by Consultant including, but not limited to, any and all electronic formats. Upon written request from Walmart, all copies of such material shall be returned to Walmart or destroyed by Consultant. The provisions of this Section 2.5 shall survive expiration or termination of this Agreement. In addition, Consultant shall protect the Work Product, Confidential Information (as defined below), and any Walmart data on any Walmart electronic devices used by Consultant or Consultant’s principals, members, partners, employees, subcontractors, and agents, including but not limited to William S. Simon, during the term of this Agreement, such that the Work Product, Confidential Information and/or Walmart data on any such device(s) remains intact and accessible following the return of such device(s) to Walmart upon the expiration or termination of this Agreement.

Section 2.6. INDEPENDENT CONTRACTOR. The parties intend that an independent contractor relationship be created by this Agreement. Consultant agrees that Consultant and Consultant’s principals, partners, members, employees, subcontractors and agents are not and will not become agents, employees, partners, joint employers or joint ventures of Walmart, and have no authority to act on behalf of Walmart or to bind Walmart to any contract or otherwise. Consultant will not imply or state the contrary to third parties. Neither Consultant nor Consultant’s principals, partners, members, employees, subcontractors, and agents shall be entitled to any of the rights or benefits that Walmart provides to its employees. Consultant shall maintain any and all employee-related insurance for its employees, including disability, unemployment and worker’s compensation insurance. Consultant acknowledges and agrees that neither Consultant nor Consultant’s principals, partners, members, employees, subcontractors and agents will be entitled to worker’s compensation insurance benefits or unemployment compensation insurance benefits from Walmart as a result of this Agreement or any work performed by Consultant or by Consultant’s principals, partners, members, employees, subcontractors or agents under this Agreement.

Section 2.7 ADMINISTRATIVE SUPPORT. Consultant shall be entitled to reasonable use of Walmart administrative support staff for the purpose of scheduling meetings and coordinating other business with Walmart related to the performance of services under this Agreement. William S. Simon shall be provided with access to Walmart facilities and systems consistent with the access provided to other Walmart consultants, service providers, and vendors.

ARTICLE 3. COMPENSATION

Section 3.1 CONSULTING FEES. Consultant will receive consulting fees of $50,000 per calendar month during the term of this Agreement. The fees to be paid for services performed by any principal, partner, member, employee, subcontractor, or agent of Consultant other than William S. Simon shall be mutually negotiated in advance by the parties. Consulting fees will be paid in arrears as set forth in Section 3.5.

Section 3.2. EXPENSES. Walmart will reimburse Consultant for reasonable expenses incidental to consulting services provided pursuant to this Agreement, subject to the requirements in the following sentences of this Section 3.2. Requests for reimbursement must be itemized and supported by appropriate documentation (i.e. itemized receipts). Such reimbursable expenses shall include air travel consistent with Walmart policies and lodging at any of the hotels on Walmart’s then-current approved hotel list.

Section 3.3. NO COMMISSIONS. Consultant shall not be entitled to commissions for any services in connection with this Agreement. No fees, compensation, property interest or right shall accrue or be owed to Consultant unless specifically stated in this Agreement.

Section 3.4 TAXES. Consultant shall be solely responsible for all federal, state and local taxes and related contributions attributable to the payments from Walmart to Consultant for consulting services. Consultant acknowledges that Consultant is an independent contractor for federal, state and local income and employment tax purposes. Consultant shall obtain and provide to Walmart a Federal Tax Identification Number prior to submitting any invoices to Walmart under this Agreement.

Section 3.5. INVOICING AND TIME FOR PAYMENT. Within 5 calendar days after the end of each month during the Consulting Period during which consulting services are provided, Consultant shall submit an invoice to Walmart. Each invoice must summarize all work performed during the month and include the number of hours spent engaged in services contemplated by this Section 3, as well as the individual performing such services. Walmart shall pay all such invoices within 45 days of receipt. In the event of a disputed charge, Walmart shall notify Consultant in writing of the disputed amount within 30 days after receipt of the invoice, specifically identify the reason for the dispute, and pay all undisputed amounts owed while the dispute is being resolved.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

Section 4.1. COMPLIANCE WITH LAWS. Consultant represents, warrants and covenants that Consultant will comply in full with all applicable federal, state, and local laws and regulations and rules of governmental agencies and bodies that may apply to the services performed under this Agreement.

ARTICLE 5. ADDITIONAL OBLIGATIONS OF CONSULTANT

Section 5.1. CONFIDENTIALITY.     (a) Consultant acknowledges that as a result of William S. Simon’s prior employment with Walmart, William S. Simon has had access to personal and business information about Walmart and its associates, customers, members, suppliers, consultants and service providers. Consultant hereby agrees in to be bound by all terms and obligations with respect to confidential information contemplated by Section 5 of the Retirement Agreement.

(b) Consultant further acknowledges that during the term of this Agreement, in the performance of consulting services under this Agreement, Consultant will come into possession of additional Confidential Information (as such term is defined in the Retirement Agreement). Consultant hereby covenants and agrees it shall use the Confidential Information solely in connection with the purposes of its obligations under this Agreement, and that Consultant shall not at any time disclose any confidential information of Walmart to any third party, unless such disclosure is (i) previously authorized by Walmart in writing, or (ii) required by applicable legal proceeding. In the event that Consultant is required by applicable legal proceeding (including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or other legal proceeding) to disclose any Confidential Information, Consultant shall provide Walmart with prompt prior written notice of such requirement. Consultant shall also, to the extent legally permissible, provide Walmart as promptly as practicable with a description of the information that may be required to be disclosed (and, if applicable, the text of the disclosure itself) and cooperate with Walmart (at Walmart’s expense) to the extent Walmart may seek to limit such disclosure, including, if requested, by taking all reasonable steps to resist or narrow any such disclosure or to obtain a protective order or other remedy with respect thereto. If a protective order or other remedy is not obtained and disclosure is legally required, Consultant shall (i) disclose such information only to the extent required in the opinion of Consultant’s legal counsel, and (ii) give advance notice to Walmart of the information to be actually disclosed as far in advance as is reasonably possible. In any such event, Consultant and Consultant’s legal counsel shall use reasonable commercial efforts to ensure that all Confidential Information that is so disclosed is accorded confidential treatment by the recipient thereof.

(c) The provisions of this Section 5.1 shall survive expiration or termination of this Agreement.

Section 5.2. OTHER SERVICES. Consultant and Consultant’s principals, partners, members, employees, subcontractors, and agents are not precluded hereunder from representing, or performing services for, and being employed by persons or companies other than Walmart, provided that the provision of such services or such employment does not violate any provisions of this

Agreement, the Retirement Agreement, or the most recent Non-Disclosure and Restricted Use Agreement between William S. Simon and Walmart (the “Non-Disclosure Agreement”), including but not limited to William S. Simon obligations under such agreements with respect to noncompetition, nonsolicitation, confidentiality, and nondisclosure. Consultant hereby agrees in to be bound by all terms and obligations with respect to noncompetition, nonsolicitation, confidentiality, nondisclosure and other provisions set forth in the Retirement Agreement and Non-Disclosure Agreement, and to cause any principals, partners, members, employees, subcontractors, or agents of Consultant to be bound by and comply with such provisions.

ARTICLE 6. GENERAL PROVISIONS

Section 6.1 LEGAL CLEARANCE. Consultant shall obtain written clearance from Walmart’s in-house legal counsel of any written or printed materials, radio, television, internet, or billboard advertising, written communications to third parties, and any other materials of a legally substantive or confidential nature prior to allowing dissemination of such materials or advertising.

Section 6.2. RECORD RETENTION. For a period of at least two years after termination of this Agreement, Consultant shall maintain such records as are necessary to substantiate that all invoices and other charges for payment hereunder were valid and properly chargeable to Walmart. Walmart, at its expense, upon no less than 30 days’ prior written notice to Consultant, will be given the opportunity to audit such records at Consultant’s offices during regular business hours in order to verify the accuracy of such invoices and other charges. Notwithstanding anything to the contrary herein, in no event will Walmart have access to documents revealing individual salaries of employees, profitability, overheads, non-billable expenses, or other proprietary information of Consultant.

Section 6.3. LIMITATION OF LIABILITY. Except for the remedies in the second paragraph of Section 6.4, neither party shall be liable to the other hereunder for any incidental, indirect, special, consequential or punitive damages or lost profits under any tort, contract, strict liability or other legal or equitable theory arising out of or pertaining to the subject matter of this Agreement, even if said party has been advised of the possibility of or could have foreseen such damages.

Section 6.4. INDEMNIFICATION AND INJUNCTIVE RELIEF. Subject to the limitation in Section 6.3, Consultant shall be responsible and liable to Walmart for acts or conduct of Consultant and its principals, partners, members, employees, subcontractors, or agents which exposes Walmart to financial or reputational damage. Consultant shall indemnify, defend and hold harmless Walmart, its officers, directors, employees, agents, representatives and independent contractors (“Indemnified Parties”) from and against any and all third party claims, actions, demands, losses, liability and injuries including but not limited to financial injury (collectively “Claims”) arising from any negligent acts or omissions, willful or wrongful misconduct, knowing misrepresentation or breach of this Agreement by Consultant, its principals, partners, members, employees, subcontractors, or agents as it relates to its activities performed under this Agreement, except to the extent that the Indemnified Party or its agents or employees contribute to such injury or damage, in which event the parties will be responsible for their own percentage of fault. In connection therewith, each party agrees to reasonably notify the other party in writing of any claim subject to this indemnity.

The parties further recognize and affirm that in the event of a breach or a threatened breach of this Agreement’s provisions regarding Work Product and Confidential Information, money damages may be inadequate and Walmart may not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of this Agreement, Walmart may, in addition to pursuing any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the foregoing provisions, without objections to post bond. The provisions of this Section 6.4 shall survive expiration or termination of this Agreement.

Section 6.5. CHOICE OF LAW AND VENUE. The parties agree that this Agreement will be construed pursuant to, and governed in accordance with, the laws of the State of Delaware, without regard to its conflicts of law provisions. The parties agree that they will first attempt to resolve any disputes arising under this Agreement through good faith negotiations, that any litigation hereunder shall be brought in the courts of the State of Delaware, County of New Castle, or in the U.S. District Court for the District of Delaware, and that venue and jurisdiction in those courts shall be proper.

Section 6.6. ENTIRE CONTRACT. This Agreement, along with the Retirement Agreement and the Non-Disclosure Agreement, contains all of the covenants and agreements between the parties with respect to the rendering of the services contemplated by this Agreement. Any modification of this Agreement will be effective only if it is in writing signed by the parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto may execute this Agreement personally or by facsimile/scan signature. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.7. SEVERABILITY. If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant, or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each and every remaining term, covenant, or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 6.8. NOTICES AND CONTACT PERSONS. Any notices to be given hereunder by either party to the other party may be effected either by personal delivery in writing; by guaranteed overnight delivery; by mail, registered or certified, postage prepaid with return receipt requested; or by an electronic transmission, which creates a record that may be retained, retrieved, and reviewed by either party. Mailed notices shall be addressed to the parties at the addresses below and electronic transmissions shall be forwarded to the contact persons below. Either party may change the address upon which written notice is mailed or electronic transmission is forwarded in accordance with this Section 6.8. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices and electronic transmissions will be deemed communicated as the date received.

Walmart designates Jeffrey J. Gearhart (“Walmart Contact”) as its primary contact for this relationship. However, Consultant may do work for other persons as agreed to by the parties and subject to the limitations set for herein and in the Retirement Agreement and Non-Disclosure Agreement. Consultant shall direct all reports, notices, inquiries, and other communications to the person for whom the work is completed.

Walmart Contact:    Jeffrey J. Gearhart
Mailing Address:    702 SW 8th Street, Bentonville, AR 72716

Walmart shall direct all reports, notices, invoices, inquiries, and other communications to Consultant at the address and to the contact information provided by Consultant to the Company.

THE PARTIES HEREBY enter into this Agreement as of the date first above written, and the signatories hereto represent that by signing below, they are authorized to execute and deliver this Agreement and to obligate the respective parties.

WSS CONSULTING LLC	WAL-MART STORES, INC.

By:	By:

Name: William S. Simon	Name: Jackie Telfair

Title: Manger	Title: Senior Vice President - Global Compensation

Date: July __, 2014	Date: July __, 2014

EXHIBIT A - STATEMENT OF WORK1

At the request of Walmart, Consultant shall provide the following services from time to time during the Consulting Period:

1.	Provide support and advice on projects related to Walmart’s initiatives relating to the employment of veterans.

2.	Provide support and advice on projects related to Walmart’s initiatives relating to manufacturing in the United States.

3.	Assist with the transition of duties to Walmart’s newly appointed executive or executives with primary responsibility for the Walmart U.S. business.

4.	Provide assistance with respect to personnel matters to Walmart’s newly appointed executive or executives with primary responsibility for the Walmart U.S. business.

5.	Other matters as may be agreed on by the parties after the execution of this Agreement during the Consulting Period.

[1]Capitalized terms not otherwise defined in this Statement of Work shall have the meanings ascribed thereto in that Consulting Agreement effective August 9, 2014, of which this Statement of Work is a part.